WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION


                               650 PAGE MILL ROAD
                                JOHN ARNOT WILSON
                                     RETIRED
                        PALO ALTO, CALIFORNIA 94304-1050
                  TELEPHONE 650-493-9300 FACSIMILE 650-493-6811






                                                     August 26, 1997


PMC-Sierra, Inc.
105-8555 Baxter Place
Burnaby, British Columbia
Canada

         Re:  Registration Statement on Form S-8
              ----------------------------------

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 29, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of your Common Stock (the "Shares"), to be issued pursuant to the 1994 Incentive Stock Plan (the "1994 Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the 1994 Plan.

     It is our opinion that, when issued and sold in the manner described in the 1994 Plan and pursuant to the agreements which accompany each grant under the 1994 Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation


                                            /s/ WILSON SONSINI GOODRICH & ROSATI